EXHIBIT 16.1

August 19, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:  Payphone Wind Down Corporation

We have read the statements that Payphone Wind Down Corporation included under Item 4.01 of the Form 8-K report it filed on August 19, 2008 regarding the recent change of auditors.  We agree with such statements made regarding our Firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Tauber & Balser, P.C.

1155 Perimeter Center West, Suite 600

Atlanta, Georgia 30338-5416

404-261-7200    Fx: 404-261-9481

www.tbcpa.com

Associated worldwide with CPA Associates International